Exhibit 99.1

BayHill Capital Corporation	NEWS RELEASE
25 E. 200 South	For Immediate Release, August 8, 2011
Lehi, Utah 84043

BayHill Capital Corporation and Proteus Energy Corporation
Announce Signing of Merger Agreement

Lehi, Utah and Santa Monica, California, August 8, 2011—BayHill Capital Corporation (OTC Bulletin Board: BYHL) and Proteus Energy Corporation, a privately held company, announced today that they entered into a merger agreement pursuant to which BayHill will acquire Proteus in a reverse merger transaction.

The consummation of the merger is subject to certain and customary conditions, including the adoption of the merger agreement by Proteus stockholders and the raise of at least $2 million of a planned $5 million private placement by BayHill, and if consummated will result in a change in control of BayHill. The parties may terminate the merger agreement if the merger is not completed by October 31, 2011. In connection with the change of control there will be a new board of directors and management of BayHill.

After giving effect to the terms of the merger agreement and immediately following the effective time of the merger, and after giving effect to the issuance of BayHill shares in the planned private placement (assuming the $2 million minimum raise), BayHill expects that it will have issued and outstanding 29.3 million shares of common stock and options, warrants and convertible notes, in the aggregate, to purchase 6.2 million shares of common stock. Of the estimated 35.5 million outstanding shares of common stock, on a fully diluted basis, approximately 28.1 million shares, or 79.0%, will be held by former Proteus stockholders and approximately 13.7 million shares, or 38.6%, will be held by management and directors. The average exercise price of the option and warrants assumed by BayHill in connection with the merger is expected to be $1.09 per share and will have expiration dates through January 2021.

Prior to the completion of the merger, Proteus and BayHill have agreed to enter into lock-up and leak-out agreements, which will include registration rights, with certain individuals who serve as an officer or director of BayHill following the effective time of the merger. The number of shares subject to such agreements will not exceed 2.5 million shares of common stock.

Upon completion of the merger, John M. Knab, Robert K. Bench and John D. Thomas will resign as directors of BayHill, the size of the board of directors will be set at five and will consist of James U. Jensen, a current BayHill director, Bennett J. Yankowitz, Proteus’ Chief Executive Officer and a director, and J. Roger Howard, James Thomson and either Thomas H. Kato or Naomi A. Nakagama. Messrs. Howard, Thomson and Kato and Ms. Nakagama are current Proteus directors. Upon completion of the merger, BayHill’s management team will consist of Mr. Yankowitz (Chief Executive Officer), Mr. Bench (Chief Financial Officer), Daniel Franchi (Chief Operating Officer), Ken Teague (VP Development), David Keller (VP Exploration and Development) and Richard Moon (Controller). Messrs. Yankowitz, Franchi, Teague, and Moon are currently members of Proteus’ management team. The merger is expected to be completed upon the acceptance, by BayHill, of a minimum of $2 million in subscriptions of the planned private placement.

It is expected that the name of the company will be changed to Proteus Energy Corporation.

About BayHill Capital Corporation

BayHill is a smaller reporting public company, and is considered a “public shell”, since at the present time is has no ongoing operations. BayHill has been actively seeking to merge with or acquire one or more private companies to create a foundation to grow and expand. In preparation for a merger or acquisition with an active operating company, BayHill sold its wholly owned subsidiary, Commission River Corporation on August 31, 2010, which was actively engaged performance based internet marketing.

About Proteus Energy Corporation

Proteus is a California based independent oil company with a primary focus in California and the Western U. S. Its primary emphasis has been on the development of mature oil fields. Since January of 2008, Proteus has operated leases on 2,400 acres on the Northwest Lost Hill oil and gas field in Kern County, California, and owns a minority interest in the Lynch Canyon field in Monterey County, California. The company has an experienced management and technical team and is looking to expand its present operations in California and other onshore U.S. locations.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed merger, and all other statements in this press release other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: any conditions imposed on the parties in connection with consummation of the transactions described herein; approval of the merger by Proteus stockholders; satisfaction of various other conditions to the closing of the transactions described herein; and the risks that are described from time to time in BayHill’s reports filed with the SEC, including its Annual Report on Form 10–K for the year ended June 30, 2011. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Source: BayHill Capital Corporation
Contact: Robyn Farnsworth
801-592-3000 robyn@bayhillcapital.com